Reading International

Reports 4th Quarter and Full Year 2015 Results &

Provides Updates on Compliance to NASDAQ Listing Rules

Los Angeles, California - (BUSINESS WIRE) May 2, 2016 - Reading International, Inc. (NASDAQ: RDI) today announced results for its quarter-ended and year-ended December  31, 2015. Overall revenues for the quarter-ended and year-ended December 31, 2015 increased by 7% (or $4.4 million) and 1% (or $2.6 million), respectively, primarily due to increases in admissions and concessions revenue offset by the effect of exchange rates.  When stated at local currencies, we posted increases in revenues across all locations.  For the year ended December 31, 2015, revenues for US, Australia and New Zealand increased by 6%, 16% and 15%, respectively. EBITDA for the year-ended December 31, 2015,  represented the highest annual level in the Company’s history, increasing by 23% (or $9.2 million) from the prior year due to the aforementioned increase in revenues and one-time gains on sale of certain assets.

Earnings per share (“EPS”) for the year-ended December 31, 2015 decreased 11% to $0.98 from $1.10 in the prior-year, mainly attributable to the shift from an income tax benefit in 2014 from the reversal of the valuation allowance relating to deferred tax assets, to an income tax expense in 2015 resulting from higher taxable income in 2015 compared to 2014.    Increases in the cinema-related revenues (as described previously) and gain on sale of certain assets were offset by these tax adjustments.    EPS for the 4th quarter in 2015 decreased to $0.14 from $0.74 in the 4th quarter of 2014,  driven by weaker foreign exchange rates (“FX”) against the U.S. dollar and the effect of the income tax benefit recorded during the fourth quarter of 2014.

The following table summarizes the 4th quarter and full year results for 2015 and 2014:

					% Change
	Quarter Ended		Year Ended		Favorable / (Unfavorable)
(Dollars in millions, except EPS)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014	Q4 2015 vs. Q4 2014	2015 vs. 2014
Revenue	$66.1	$61.7	$257.3	$254.7	7%	1%
- US	38.8	34.1	138.2	130.8	14%	6%
- Australia	21.0	21.1	93.5	97.3	-%	(4)%
- New Zealand	6.3	6.5	25.6	26.6	(3)%	(4)%
Segment operating income(1)	$8.7	$8.3	$38.4	$36.8	5%	4%
EBITDA(1)	$8.6	$9.1	$49.6	$40.4	(5)%	23%
Net income	$3.3	$17.2	$22.8	$25.7	(81)%	(11)%
Basic EPS(2)	$0.14	$0.74	$0.98	$1.10	(81)%	(11)%

(1) Aggregate segment operating income and earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflects amounts attributable to shareholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

Our business in Australia and New Zealand (collectively referred as “Foreign Operations”) is subject to risks associated with changing FX rates. During the quarter-ended and year-ended December 31, 2015, the Australian dollar and New Zealand dollar weakened against the U.S. dollar by 16% and 15%, respectively, for the quarter and by 17% and 16%, respectively, for the full year compared to 2014. We do not believe the currency fluctuations present a material risk in our ability to fund our Foreign Operations. We  manage our currency exposure by creating natural hedges in Australia and New Zealand.

This involves local sourcing of goods and services, as well as borrowing in local currencies to match revenues and expenses. Furthermore, we remained focused on our current business plan to retain and reinvest our earnings in Australia and New Zealand.

COMPANY HIGHLIGHTS & UPDATES

•	EBITDA for the full year 2015 represents the highest annual level in the history of the Company.
•	Net income and EPS for the year ended 2015 represent the second best results in the history of the Company.
•	Cinema activities
▪

In September 2015, we reopened our completely refurbished Reading Cinemas at Harbourtown Shopping Center on the Gold Coast in Queensland, Australia, which is the largest theater by screen count on the Gold Coast and is a key asset, having entertained more than ten million customers over the past fifteen years. The highlight of this renovation was the inclusion of our premium large format auditorium, TITAN XC (Extreme Cinema), which features a 66-foot  wide ‘wall-to-wall’ screen and Dolby Atmos, a fully immersive sound system accepted by leading exhibitors and filmmakers worldwide as the next-generation sound in cinema.  The renovation also included upgrades in the cinema’s affordable luxury ‘dine-in’ cinema, combining a fully licensed lounge bar and a full food menu.

▪

In October 2015, we reopened, after extensive remodeling, our Carmel Mountain theater in San Diego as an Angelika Film Center and Café featuring luxury seating and an expanded food and beverage offering.  Dedicated to exhibiting quality films and events, the sleek and modern Angelika Film Center & Cafe is a unique venue for San Diego’s culturally rich community, offering diverse programming and a creative menu of craft beverages and foods. Each of the 12 elegantly-appointed auditoria at the new Angelika feature full-recliner luxury seats in a stadium setting, pristine digital projection by Barco, the leader in digital cinema technology, Dolby 7.1 sound system, and reserved seating for a leisurely cinematic experience. With state-of-the-art digital presentation capabilities and events specialists, the Angelika is an ideal venue for a range of meetings and events, from corporate presentations to private gatherings.

▪

In November 2015, we opened the state-of-the-art Reading Cinemas LynnMall, our first Reading Cinemas-branded Auckland cinema complex, in New Lynn, New Zealand. The new state-of-the-art cinema complex brings Reading’s premium offerings to the newly redeveloped LynnMall Shopping Centre, providing a compelling and convenient movie experience for the Centre’s guests. The highlight of this cinema complex is the newly formatted TITAN XC (Extreme Cinema), a 66-foot wide ‘wall-to-wall’ screen that incorporates Dolby Atmos. To further enhance its position as a leading entertainment destination, we offer two luxury dine-in licensed “Premium Cinema” screens, with a full food and beverage menu to provide the best movie- going experience for customers.

▪

Reflecting our dedication to providing our guests with a premium presentation, we opened our first IMAX at the Valley Plaza Mall in Bakersfield, California in time for the opening of “Star Wars: The Force Awakens” in December 2015.

▪

On January 31, 2016, following our run of “Star Wars: The Force Awakens,” we surrendered our Gaslamp Cinema in San Diego. This cinema was acquired in 2008 as a part of the acquisition of a package of 15 locations from Pacific Theatres.  The cinema was, at that time, a substantial money-loser and the purchase price took into account the losses generated by that cinema and the likelihood that such losses would continue.

•	Real estate activities
▪

Over the past 24 months, we have culled our real estate holdings to focus on the projects we believe offer the most upside potential to us. In this process, we sold the following during the year: (i) property in Lake Taupo, New Zealand, for $1.7 million (NZ$2.2 million); (ii)  land holdings in Moonee Ponds, Australia for $17.8 million (AU$23.0 million); and (iii) The Doheny

Drive condominium in Los Angeles for $3.0 million. These property sales resulted in combined capital gains of $11.0 million.
▪

We are continuing to develop our Union Square property located in Manhattan. We have (i) received authorization from the Landmarks Commission to redevelop the property, adding 23,000 square footage of rentable space to the current 46,000 square foot building for a total of approximately 70,200 square feet of rentable space, (ii) received approval from the Board of Standards and Appeals for a variance to develop the property entirely for retail and commercial uses, (iii) entered into a Development Management Agreement with Edifice Real Estate Partners, LLC, to assist in the supervision and administration of the project, (iv) entered into a real estate brokerage agreement with Newmark Grubb Knight Frank to serve as our exclusive marketing agent, and (v) retained an affiliate of CNY Construction LLC to provide pre-construction management services. All tenancies have been terminated and the building has been vacated, and we have begun internal demolition activities at the site.  We currently anticipate that construction will be complete by the second quarter of 2018.    Retail leasing interest has been strong.

▪

Regarding our Cinemas 1,2,3  property in Manhattan, we have received the consent of our partner to redevelop the property. We are evaluating the potential to redevelop the property as a mixed use retail and residential and/or hotel property.  Further, we have completed a preliminary feasibility study and are currently in negotiations with the owner of the approximately 2,600 square foot corner parcel adjacent to our Cinemas 1,2,3 property on the corner of 60th Street and 3rd Avenue for the joint development of our properties.  A combination of these properties would produce approximately 121,000 square feet  of FAR and approximately 140,000 square feet of gross buildable area.  No assurances can be given that we will be able to come to terms with the adjacent owner.

▪

On April 11, 2016, we purchased for $11,150,000 a 24,000 square foot Class B office building with 72 parking spaces located at 5995 Sepulveda Boulevard in Culver City, California.  We intend to use approximately 50% of the leasable area for our headquarters offices and to lease the remainder to unaffiliated third parties.  Culver City has in recent years developed as a center of entertainment and high-tech activity in Los Angeles County.    Major tenants in the area include SONY and Google, with Facebook slated to take space in the near future.  When the move is complete and the excess space is leased, we anticipate that we will be able to reduce our headquarters occupancy cost by approximately $350,000 per annum.  The Company is in the process of obtaining a mortgage on this office building.

▪

In Australia, we received Brisbane City Planning Council approval in June 2015 for the construction of an eight-screen cinema complex with 10,000 square feet of specialty retail to be located below the cinema and additional mezzanine level parking at our existing Newmarket (Brisbane, Australia) shopping center.  Construction is expected to commence in the second quarter of 2016, with a projected opening in the fourth quarter of 2017.   On November 30, 2015, we acquired an approximately 23,000 square foot parcel adjacent to our tenant, Coles supermarket, at that center.  This property is currently improved with an office building. In the future, we intend to strategically integrate this property into our Newmarket development.  This will increase Newmarket’s footprint from approximately 204,000 to approximately 227,000  square feet.

▪

In New Zealand, we received town planning approval in May 2015 from the Wellington City Council for a $11.5  million (NZ$17.0 million) supermarket development project at our Courtenay Central entertainment-themed center (“ETC) (Wellington, New Zealand).  Currently, we are continuing the addition of an approximately 36,000 square foot supermarket and approximately 4,000 square feet of general retail space.  The agreement to lease the supermarket was signed in 2013, construction budgets for the supermarket have been approved by all parties, and we anticipate beginning construction in the third quarter of this year and occupancy by the fourth quarter of 2017.    We are currently upgrading our parking structure to a level where it will be among the safest (from an earthquake perspective) parking structure in Wellington which we believe will give us a competitive advantage in terms of parking but also serve an amenity to our shopping center and cinema.

▪

On December 23, 2015, we acquired two adjoining ETCs in Townsville, Queensland, Australia for a total of $24.3 million (AU$33.6 million) comprising approximately 5.6 acres. The total gross leasable area of the two properties, the Cannon Park City Centre and the Cannon Park Discount Centre, is 133,000 square feet.  The anchor tenant of the Cannon Park City Centre is our 75%-owned multiplex cinema.  This acquisition is consistent with our business plan to own, where practical, the land underlying our entertainment assets.

•	Updates on Compliance to NASDAQ Listing Rules
▪

On March 31, 2016, we received a notification from the NASDAQ Listing Qualifications (“NASDAQ”) stating we were not in compliance with NASDAQ Marketplace Rule 5250(c)(1).  As detailed in the Company’s press release issued March 30, 2016, and attached to our previous Form 8-K, the Company has 60 days from the date of the notification to submit a plan to NASDAQ to regain compliance with the NASDAQ’s continued listing requirements.   On April 29, 2016, we filed our Annual Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission.  We are anticipating a notification from NASDAQ confirming our return to compliance as a result of such filing.

SEGMENT RESULTS

The following table summarizes the 4th quarter and full year segment operating results for 2015 and 2014:

	Quarter Ended			Year Ended
			% Change			% Change
(Dollars in thousands)	December 31, 2015	December 31, 2014	Favorable/ (Unfavorable)	December 31, 2015	December 31, 2014	Favorable / (Unfavorable)
Segment revenue
Cinema
United States	$37,311	$32,821	14%	$132,883	$125,719	6%
Australia	19,061	18,986	-%	86,235	88,494	(3)%
New Zealand	5,684	5,826	(2)%	23,163	23,648	(2)%
Total	$62,056	$57,633	8%	$242,281	$237,861	2%
Real estate
United States	$1,552	$1,267	22%	$5,340	$5,129	4%
Australia	2,948	3,325	(11)%	11,374	13,702	(17)%
New Zealand	1,172	1,360	(14)%	4,865	5,517	(12)%
Total	$5,672	$5,952	(5)%	$21,579	$24,348	(11)%
Inter-segment elimination	(1,580)	(1,846)	14%	(6,537)	(7,461)	12%
Total segment revenue	$66,148	$61,739	7%	$257,323	$254,748	1%
Segment operating income (loss)
Cinema
United States	$3,856	$2,572	50%	$9,648	$8,697	11%
Australia	3,286	2,674	23%	17,988	15,292	18%
New Zealand	691	779	(11)%	3,940	3,354	17%
Total	$7,833	$6,025	30%	$31,576	$27,343	15%
Real estate
United States	$(1,340)	$539	(349)%	$(452)	$2,224	(120)%
Australia	1,661	1,212	37%	5,400	5,183	4%
New Zealand	523	560	(7)%	1,848	2,068	(11)%
Total	$844	$2,311	(63)%	$6,796	$9,475	(28)%
Total segment operating income (1)	$8,677	$8,336	4%	$38,372	$36,818	4%

    (1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Quarter Results

Cinema operating income for the 4th quarter of 2015 increased 30% or $1.8 million against the comparable quarter in 2014, to $7.8 million, mainly attributable to higher admission and concession revenues, offset by unfavorable FX movements on Foreign Operations.

The top three grossing films for the quarter in our worldwide cinema circuit were “Star Wars: The Force Awakens”, “Hunger Games:  Mockingjay Part 2” and “The Martian”.  These three films represented approximately 37% of our cinema box office revenue, with Star Wars taking 19% share alone. The top three grossing films for prior-year quarter in our worldwide cinema circuit, “Hunger Games: Mockingjay Part 1”, “Gone Girl”, and “The Hobbit: Battle of the Five Armies” represented approximately 26% of our prior-year quarter cinema box office revenue.

Full Year Results

Cinema operating income for the full year 2015 increased 15% or $4.2 million compared to 2014, $31.6 million, primarily driven by higher admission prices in the US and attendance growth in Foreign Operations, partially offset by the unfavorable FX movements on Foreign Operations.  For US cinema operations, there have been increases in film rental and occupancy costs.  In our Foreign Operations, the attendance growth was partly organic and partly due to the opening of our Dunedin cinema in the last week of June 2014 and our LynnMall cinema complex in November 2015, resulting in higher box office and concession revenues, while the operating expense as a percentage of gross revenue in local currency terms also improved marginally.

The top three grossing films for the year 2015 were “Star Wars: The Force Awakens”, “Jurassic World” and “Fast & Furious 7”. These three films represented approximately 13% of our worldwide cinema box office revenues for the year. The top three grossing films for the year 2014 in our worldwide cinema circuits were “Guardians of the Galaxy”, “Transformers: Age of Extinction” and “Hunger Games: Mockingjay Part 1”, which represented approximately 8% of our cinema box office revenue for 2015.

Real Estate

Quarter Results

Real estate operating income for the 4th quarter of 2015 decreased 63% or $1.5 million against the comparable quarter in 2014, to $844,000, mainly attributable to the impact of changing FX rates on Foreign Operations and increased legal costs in the live theater business, partially offset by lower operating costs in Australia and lower general and administrative expense.  The legal expenses relate to the costs (litigation and arbitration) associated with the prosecution of certain claims against the licensee of one of our Manhattan live theaters.  In addition, real estate operating income trended down on a comparative basis as the Union Square property was being readied for development.

The decreased operating costs in Australia were mainly a  result of the sale of properties in 2014. The lower general and administrative expense for the quarter was mainly due to certain consulting fees paid in 2014.

Full Year Results

Real estate segment operating income for the full year 2015 decreased 28% or $2.7 million compared to 2014, to $6.8 million, primarily driven by the impact of changing FX rates on Foreign Operations, higher legal costs in our live theater business, partially offset by lower general and administrative expenses.  The lower general and administrative expense was mainly due to certain consulting fees paid in 2014.  The legal expenses relate to the costs (litigation and arbitration) associated with the prosecution of certain claims against the licensee of one of our Manhattan live theaters.

CONSOLIDATED AND NON-SEGMENT RESULTS

The consolidated and non-segment results for the quarter and year-ended December 31, 2015 and 2014 are summarized as follows:

	Quarter Ended			Year Ended
			% Change			% Change
(Dollars in thousands)	December 31, 2015	December 31, 2014	Favorable / (Unfavorable)	December 31, 2015	December 31, 2014	Favorable/ (Unfavorable)
Segment operating income	$8,677	$8,336	4%	$38,372	$36,818	4%
Non-segment income and expenses:
General and administrative expense	(4,287)	(3,335)	(29)%	(14,924)	(14,285)	(4)%
Interest expense, net	(1,234)	(2,463)	50%	(7,304)	(9,000)	19%
Gain on sale of assets	-	-	-%	11,023	25	43,992%
Depreciation and amortization expense	(74)	(86)	14%	(294)	(360)	18%
Equity earnings of unconsolidated joint ventures and entities	289	182	59%	1,204	1,015	19%
Other	225	15	1,400%	(440)	1,646	(127)%
Total non-segment income and expenses	$(5,081)	$(5,687)	11%	$(10,735)	$(20,959)	49%
Income before income taxes	3,596	2,649	36%	27,637	15,859	74%
Income tax benefit (expense)	(338)	14,532	(102)%	(4,943)	9,785	(151)%
Net income	$3,258	$17,181	(81)%	$22,694	$25,644	(12)%
Net loss attributable to noncontrolling interests	19	34	(44)%	79	57	39%
Net income attributable to RDI common stockholders	$3,277	$17,215	(81)%	$22,773	$25,701	(11)%

Quarter Results

Net income attributable to RDI common stockholders for the quarter decreased by $13.9 million or 81%, to $3.3 million, mainly caused by the income tax benefit recorded in 2014 resulting from the reversal of the valuation allowance on our deferred tax assets.  Our consistent showing of positive operational results triggered this reversal.    In 2015, we incurred income tax expense due to higher taxable income.

Full Year Results

Net income attributable to RDI common stockholders for the full year decreased by $2.9 million, or 11%, to $22.8 million,  mainly attributable to the shift from an income tax benefit in 2014 due to our reversal of the valuation allowance relating to deferred tax assets to an income tax expense in 2015 resulting from higher taxable income in 2015 compared to 2014.  This reduction in income tax benefit was offset by increases in the cinema-related revenues and one-time gain on sale of certain assets.

The lower interest expense was primarily attributable to lower debt balances and higher interest income.  The lower other income mainly related to the business interruption insurance proceeds received in 2014 for the parking structure adjacent to our Courtenay Central ETC, New Zealand, which was damaged in an earthquake in 2013.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets decreased to $375.1 million at December 31, 2015, compared to $401.6 million at December 31, 2014, primarily driven by the FX rate movements and a  reduction in cash to repay debt, offset by an increase in operating properties due to new acquisitions during the year.

Cash and cash equivalents at December 31, 2015  were $19.7 million, including $9.3 million in the U.S., $6.8 million in Australia, and $3.6 million in New Zealand.  We are subject to certain debt covenants that limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at December 31, 2015, we had approximately $18.0 million of available cash worldwide that was not restricted by loan covenants, in addition to the unused capacity of our credit facilities.

Below is a summary of the available corporate credit facilities as of December 31, 2015.

	As of December 31, 2015
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity
Bank of America Credit Facility (USA)	$55,000	$29,750	$25,250
Bank of America Line of Credit (USA)	5,000	2,500	2,500
NAB Corporate Term Loan (AU) (1)	48,452	26,594	21,858
Westpac Corporate Credit Facility (NZ) (1)	23,947	13,684	10,263
	$132,399	$72,528	$59,871

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of December 31, 2015.

Our working capital deficiency increased from $15.1 million to $38.5 million. This was due to a $30.5 million reduction in cash primarily due to surplus cash used to pay down long-term debt offset by less current debt.

In addition to the  $59.9 million unused capacity available under our corporate credit facilities, we have $6.0 million and $10.3 million unused capacity for Cinema 1,2,3 uses and construction funding for New Zealand, respectively.  Together with our $19.7 million cash and cash equivalents as of December 31, 2015, we believe we can meet our anticipated short-term working capital requirements.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by US GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – The Company evaluates the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – The Company presents EBITDA as a supplemental measure of our performance, which is commonly used in our industry.  We defined EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Year Ended
(Dollars in thousands)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income	$3,277	$17,220	$22,773	$25,701
Add: Interest expense, net	1,234	2,463	7,304	9,000
Add: Income tax expense (benefit)	338	(14,532)	4,943	(9,785)
Add: Depreciation and amortization	3,793	3,978	14,562	15,468
EBITDA	$8,642	$9,129	$49,582	$40,384

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard brand (http://www.redyard.com.au)

•	in New Zealand, under the

o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz); and
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz). 9

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

(U.S. dollars in thousands, except per share data)

	Quarter Ended (Unaudited)		Year Ended (Audited)
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2015	2014 (1)	2015	2014 (1)
Revenue
Cinema	$62,058	$57,636	$242,281	$237,861
Real estate	4,091	4,106	15,042	16,887
Total revenue	66,149	61,742	257,323	254,748
Costs and expenses
Cinema	(49,182)	(46,419)	(190,007)	(188,435)
Real estate	(3,944)	(2,247)	(10,948)	(9,770)
Depreciation and amortization	(3,793)	(3,978)	(14,562)	(15,468)
General and administrative	(4,916)	(4,179)	(18,652)	(18,902)
Total costs and expenses	(61,835)	(56,823)	(234,169)	(232,575)
Operating income	4,314	4,919	23,154	22,173
Interest income	261	233	1,268	662
Interest expense	(1,495)	(2,696)	(8,572)	(9,662)
Net gain on sale of assets	-	-	11,023	25
Other income (expense)	227	16	(440)	1,646
Equity earnings of unconsolidated joint ventures and entities	289	177	1,204	1,015
Income before income taxes	3,596	2,649	27,637	15,859
Income tax benefit (expense)	(338)	14,532	(4,943)	9,785
Net income	$3,258	$17,181	$22,694	$25,644
Less: Net loss attributable to noncontrolling interests	(19)	(34)	(79)	(57)
Net income attributable to Reading International, Inc. common shareholders	$3,277	$17,215	$22,773	$25,701
Basic income per share attributable to Reading International, Inc. shareholders	$0.14	$0.74	$0.98	$1.10
Diluted income per share attributable to Reading International, Inc. shareholders	$0.14	$0.72	$0.97	$1.08
Weighted average number of shares outstanding–basic	23,293,696	23,431,855	23,293,696	23,431,855
Weighted average number of shares outstanding–diluted	23,495,618	23,749,221	23,495,618	23,749,221

1 Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands)

	December 31,	December 31,
	2015	2014(1)
ASSETS
Current Assets:
Cash and cash equivalents	$19,702	$50,248
Receivables	10,036	11,348
Inventory	1,122	1,010
Investment in marketable securities	51	54
Restricted cash	160	1,433
Prepaid and other current assets	5,429	3,426
Land held for sale-current	421	10,112
Total current assets	36,921	77,631

Operating property, net	210,298	186,889
Land held for sale-non current	37,966	42,588
Investment and development property, net	23,002	26,124
Investment in unconsolidated joint ventures and entities	5,370	6,169
Investment in Reading International Trust I	838	838
Goodwill	19,715	21,281
Intangible assets, net	9,889	11,486
Deferred tax asset, net	25,649	22,267
Other assets	5,443	6,313
Total assets	$375,091	$401,586

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$23,638	$19,517
Film rent payable	9,291	9,328
Debt – current portion	15,000	38,104
Taxes payable	5,275	4,593
Deferred current revenue	14,591	14,239
Other current liabilities	7,640	6,969
Total current liabilities	75,435	92,750

Debt – long-term portion	88,028	98,019
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	16,457	17,045
Other liabilities	30,062	33,561
Total liabilities	237,895	269,288
Commitments and contingencies (Note 12)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,831,113 issued and 21,654,302 outstanding at December 31, 2015 and 32,537,008
issued and 21,741,586 outstanding at December 31, 2014	229	228
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2015 and 1,495,490 issued and
outstanding at December 31, 2014	17	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2015 and 2014	--	--
Additional paid-in capital	143,815	140,237
Accumulated deficit	(9,478)	(32,251)
Treasury shares	(13,524)	(8,582)
Accumulated other comprehensive income	11,806	28,039
Total Reading International, Inc. stockholders’ equity	132,865	127,686
Noncontrolling interests	4,331	4,612
Total stockholders’ equity	137,196	132,298
Total liabilities and stockholders’ equity	$375,091	$401,586

1 Certain prior period amounts have been reclassified to conform to the current period presentation.